UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

Aduro Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37345	94-3348934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

740 Heinz Avenue Berkeley, California		94710
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 848-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 9, 2016, the Compensation Committee of the Board of Directors (the “Board”) of Aduro Biotech, Inc. (the “Company” or “Aduro”), acting pursuant to authority delegated to it by the Board, adopted the Aduro Biotech, Inc. Amended and Restated Severance Plan (the “Severance Plan”), for employees of the Company at the level of Vice President or above, other than the Company’s Chief Executive Officer (“Covered Persons”).

The Severance Plan entitles Covered Persons to certain severance payments and benefits in the event of a qualifying termination of employment. A qualifying termination is a termination by Company without cause or by the employee for good reason, as defined in the Severance Plan. The amount of payments and the type of benefits provided under the Severance Plan vary based on the Covered Person’s position and based on whether the termination occurs within 12 months of a change in control of the Company (the “Change in Control Period”). The payments and benefits may include cash severance payments based on base salary and bonus, accelerated vesting of equity awards and payment for continued coverage under group health plans. Section 16 officers of the Company other than the Company’s Chief Executive Officer, and such other officers of the Company who may be designated from time to time by the Board (“Tier I Participants”) terminated outside of a Change in Control Period would be entitled to receive 12 months of such Tier I Participant’s base salary, an additional six months of vesting with respect to all of his or her outstanding and unvested equity awards, and up to 12 months of continued coverage under group health plans. Tier I Participants terminated during a Change of Control Period would be entitled to receive 12 months of such Tier I Participant’s base salary and target bonus, acceleration with respect to 100% of his or her outstanding and unvested equity awards, and up to 12 months of continued coverage under group health plans. Covered Persons other than Tier I Participants (“Tier II Participants”) terminated outside of a Change in Control Period would be entitled to receive six months of such Tier II Participant’s base salary, an additional six months of vesting with respect to all of his or her outstanding and unvested equity awards, and up to six months of continued coverage under group health plans. Tier II Participants terminated during a Change of Control Period would be entitled to receive nine months of such Tier II Participant’s base salary and target bonus, acceleration with respect to 100% of his or her outstanding and unvested equity awards, and up to nine months of continued coverage under group health plans.

The payments and benefits under the Severance Plan replace any severance or similar payments or benefits under any prior separation, change in control, severance, employment agreement or other arrangement with the Company and are subject to the Covered Person’s compliance with the other terms and conditions of the Severance Plan. To receive any benefits under the Plans, Covered Persons must sign a general release and waiver of all claims against the Company.

The foregoing is a summary of the material terms of the Severance Plan and is qualified in its entirety by reference to the copy of the Severance Plan filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

10.1†	Aduro Biotech, Inc. Amended and Restated Severance Plan and Summary Plan Description, dated December 9, 2016.

†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2016	ADURO BIOTECH, INC.

	By:	/s/ Jennifer Lew
Jennifer Lew
Senior Vice President of Finance

EXHIBIT INDEX

Exhibit	Description

10.1†	Aduro Biotech, Inc. Amended and Restated Severance Plan and Summary Plan Description, dated December 9, 2016.

†	Management contract or compensatory plan or arrangement.